Exhibit No. 2.1


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                                   CONDITIONAL

                          AGREEMENT AND PLAN OF MERGER


                           dated as of July 31, 1998,


                                      among


                                ROOM PLUS, INC.,


                              ROOM PLUS SUB, INC.,


                                       and


                      NATIONWIDE WAREHOUSE & STORAGE, INC.





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

                    CONDITIONAL AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of July 31, 1998 (the "Agreement"), by and among ROOM PLUS, INC., a New York corporation ("Parent"), ROOM PLUS SUB, INC., an Ohio corporation ("Acquisition Sub") and wholly-owned subsidiary of Parent, and NATIONWIDE WAREHOUSE & STORAGE, INC., an Ohio corporation (the "Company").


W I T N E S S E T H:
- - - - - - - - - -

      WHEREAS, the Boards of Directors of Parent and Acquisition Sub have approved the merger of the Company with and into Acquisition Sub (the "Merger") pursuant to the terms and conditions set forth in this Agreement and the sole stockholder of Acquisition Sub has approved the Merger;

      WHEREAS, the Board of Directors and stockholders of the Company have not approved the Merger and if they fail to do so within five business days after receipt by the Company of the audited financial statements of the Parent for the year ending December 31, 1998, this Agreement may be terminated;

      WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, Parent, Acquisition Sub and the Company, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER
----------

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the Ohio General Corporation Law (the "GCL"), the Company shall be merged with and into Acquisition Sub in accordance with this Agreement and with an appropriate certificate of merger (the "Certificate of Merger") and the separate existence of the Company shall thereupon cease (the "Forward Merger"). The Acquisition Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"). Notwithstanding the foregoing, after consultation with its advisors and counsel, if Parent and the Company determine that the Forward Merger is not practicable, could be detrimental to Parent or the Company, or would not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, Parent may cause Acquisition Sub to merge with and into the Company, with the Company to be the Surviving Corporation or to cause the Company to be merged directly with the Parent (the "Reverse Merger").

      Section 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") after the Closing as a copy of the duly completed Certificate of Merger (the "Merger Filing") is delivered to the Secretary of State of the State of Ohio for filing and is filed by the Secretary of State of the State of Ohio or at such later time as the parties may agree to specify in the Certificate of Merger.

      Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 1701.82 of the GCL.

      Section 1.4 Closing. The closing (the "Closing ") of the transactions contemplated by this Agreement shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York at 10:00 A.M. New York time on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as Parent and the Company shall agree (the "Closing Date").

      Section 1.5 Shareholders' Agreements. Concurrently herewith, each of Messrs. Theodore Shapiro, Allan Socher, Frank Terzo and Marc Zucker are entering into agreements with the Company providing for, among other matters, their agreement to vote in favor of the Merger.

ARTICLE II

THE SURVIVING CORPORATION
-------------------------

      Section 2.1   Certificate of Incorporation; By-laws.

            (a) At the Effective Time of the Forward Merger, the Certificate of Incorporation and the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

            (b) Alternatively, at the Effective Time of the Reverse Merger, the Certificate of Incorporation and By-Laws, respectively, of the Surviving Corporation shall be amended and restated in their entirety to read as the Certificate of Incorporation and By-Laws of Acquisition Sub.

      Section 2.2   Directors and Officers.

            (a) The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly elected or appointed in accordance with applicable law.

            (b) The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly elected or appointed in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES
--------------------

      Section 3.1   Conversion of Company Shares in the Merger.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company except as set forth in this Section 3.1, subject to the other provisions of this Section 3.1, the shares of common stock, without par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares) owned by the stockholders of the Company shall be converted in the aggregate into the right to receive an aggregate of 84,915,000 validly issued, fully paid and nonassessable shares of common stock, par value $0.00133 per share (the "Merger Consideration"), of Parent ("Parent Common Stock"), subject to adjustment. Each holder of Company Common Stock shall receive its pro rata share of the Merger Consideration.

At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time (the "Certificates") shall cease to have any rights with respect to shares of Company Common Stock except as otherwise provided herein or by law. The Certificates shall be exchanged for certificates evidencing whole shares of Parent Common Stock issued in consideration therefor in accordance with the allocation procedures of this Section 3.1 and upon the surrender of such Certificates in accordance with the provisions of Section 3.2. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.2(c).

            (b) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            (c) The Merger Consideration to be received by the stockholders of the Company assumes that prior to the Merger the Company shall have acquired, in exchange for equity securities, Nationwide Warehouse & Storage, Inc. of Georgia and affiliated entities ("Nationwide South"). If Nationwide South shall not have been acquired, then the Merger Consideration shall be reduced to an aggregate of 61,965,000 shares of Parent Common Stock.

            (d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

            (e) In the Reverse Merger, each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      3.2   Exchange of Certificates.

            (a) At or prior to the Effective Time, each holder of Company Common Stock shall surrender the certificates representing such stock to the Parent and the Parent shall issue or cause to be issued to such holder at the Closing the certificates representing the Parent Common Stock to which the holder is entitled.

            (b) All shares of Parent Common Stock issued and cash paid upon conversion of the shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

            (c) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of Company Common Stock upon surrender of a Certificate for exchange pursuant to this Section 3.2 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(a) the Average Stock Price by (b) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock then held of record by such holder). The "Average Stock Price" shall mean the average of the per share closing prices of Parent Common Stock on the Nasdaq SmallCap Market during the 10 consecutive trading days ending the tenth trading day prior to the Parent Stockholders' Meeting (as defined in Section 7.3).

At the Closing, concurrently with the issuance of the certificates representing the Parent Common Stock as set forth in Section 3.1(a), Parent shall pay the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, to such holders of Company Common Stock subject to and in accordance with this Agreement.

      Section 3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
---------------------------------------------

      The Company represents and warrants to Parent and Acquisition Sub as follows:

      Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Company Material Adverse Effect. For purposes of this Agreement, a Company Material Adverse Effect shall be a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole. True and complete copies of the Company's Certificate of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

      Section 4.2 Company Common Stock. The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 350 shares are outstanding as of the date hereof, all of which are or shall be validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the separate disclosure schedule delivered by the Company simultaneous with the execution and delivery of this Agreement (the "Company's Disclosure Schedule"), as of the date hereof, there are no outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment except pursuant to this Agreement.

      Section 4.3 Subsidiaries. Each direct and indirect subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of such subsidiaries is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company or another subsidiary free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

      Section 4.4 Authority; Non-Contravention; Approvals. (a) Subject to approval by its board of directors and stockholders, the Company has full corporate power and authority to enter into this Agreement and, subject to the Company Required Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have not been authorized by the Company's Board of Directors, and this Agreement and the transactions contemplated hereby have not been approved by the stockholders of the Company, and approval by the board of directors and stockholders on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. Subject to board of directors and stockholders approval, this Agreement will have been duly and validly executed and delivered by the Company and will constitute a valid and legally binding agreement of the Company enforceable against it in accordance with its terms.

            (b) Except as set forth in Section 4.4(a), the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) subject to obtaining the Company Required Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Company Material Adverse Effect.

            (c) Except for (i) the filings, if any, by the Company required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) approval by the board of directors and stockholders of the Company and (iii) the making of the Merger Filing with the Secretary of State of the State of Ohio in connection with the Merger (the filings and approvals referred to in clauses (i), (ii) and (iii) are collectively referred to as the "Company Required Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such filings, registrations, authorizations, consents or approvals, the failure of which to make or obtain, as the case may be, will not have a Company Adverse Effect.

      Section 4.5 Financial Statements. The Company has previously delivered to Parent true and complete copies of its audited consolidated financial statements as at and for the two years ended December 31, 1996, its unaudited consolidated financial statements as at and for the year ended December 31, 1997 and its unaudited consolidated financial statements for the six months ended June 30, 1998 (collectively the "Company Financial Statements"). The Company Financial Statements fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except as otherwise indicated therein or in the notes thereto, or, in the case of audited financial statements, the related report of the Company's independent accountants, as the case may be). subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. The Company has also previously delivered to Parent true and complete copies of certain unaudited consolidated financial information of Nationwide South for the two years ended December 31, 1997 (collectively the "South Financial Statements"). To the best knowledge of the Company, the South Financial Statements fairly present the consolidated results of operations of Nationwide South for the periods then ended, subject to normal year end and audit adjustments.

      Section 4.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries had at December 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (b) which were incurred after December 31, 1997, and were incurred in the ordinary course of business and consistent with past practices and, in either case, except for any such liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Company Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof.

      Section 4.7 Absence of Certain Changes or Events. Since June 30, 1998 there has not been any material adverse change in the business (including, without limitation, any actual or threatened loss of significant customers or suppliers), operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, or, to the knowledge of the Company, in Nationwide South and the Company and its subsidiaries and, to the knowledge of the Company, Nationwide South have in all material respects conducted their respective businesses in the ordinary course consistent with past practice.

      Section 4.8 Litigation. (a) There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company are there any investigations or reviews pending or threatened, against, relating to or affecting the Company or any of its subsidiaries, which, if adversely determined, could have a Company Material Adverse Effect; (b) there have not been any developments since June 30, 1998 with respect to such claims, suits, actions, proceedings, investigations or reviews which, individually or in the aggregate, may have a Company Material Adverse Effect; and (c) except as contemplated by the Company Required Approvals, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or may have a Company Material Adverse Effect.

      Section 4.9 No Violation of Law. Neither the Company nor any of its subsidiaries is in violation of, or, to the knowledge of the Company, is under investigation with respect to, or has been given notice of or been charged with, any violation of any law, statute, order, rule, regulation, ordinance, or judgment of any governmental or regulatory body or authority, except for violations which in the aggregate do not have a Company Material Adverse Effect. The Company and its subsidiaries have all material permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
------------------------------------------------------------

      Parent and Acquisition Sub jointly and severally represent and warrant to the Company as follows:

      Section 5.1 Organization and Qualification. Parent and Acquisition Sub are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and have the requisite corporate power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as they are now being conducted. Each of Parent and Acquisition Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Parent Material Adverse Effect. For purposes of this Agreement, a Parent Material Adverse Effect shall be a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Parent and its subsidiaries taken as a whole. True and complete copies of Parent's and Acquisition Sub's Certificates of Incorporation and By-Laws, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

      Section 5.2 Parent Common Stock. The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock, of which 4,385,000 shares are outstanding as of the date hereon, all of which are validly issued and are fully paid, nonassessable and free of preemptive rights. Except for 2,530,000 redeemable common stock purchase warrants and except as set forth in Section 5.2 of the separate disclosure schedule delivered by Parent and Acquisition Sub simultaneous with the execution and delivery of this Agreement ("Parent's Disclosure Schedule"), as of the date hereof, there are no other outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, or arrangements, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment except pursuant to this Agreement.

      Section 5.3   Subsidiaries. Each subsidiary of Parent is listed in Section
5.3 of Parent's Disclosure Schedule. Each direct and indirect subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each such subsidiary is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a Parent Material Adverse Effect. The authorized capital stock of Acquisition Sub consists of 100 shares of common stock, of which 100 shares are issued and outstanding, all of which are beneficially owned by Parent. All of the outstanding shares of capital stock of each subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no outstanding subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock of any subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 5.3 of Parent's Disclosure Schedule sets forth a list of all material corporations, partnerships, joint ventures and other business entities in which Parent or any of its subsidiaries directly or indirectly owns an interest and Parent's or such subsidiary's direct and indirect share, partnership or other ownership interest of each such entity.

      Section 5.4 Authority; Non-Contravention; Approvals. (a) Each of Parent and Acquisition Sub has full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 7.3) and the Parent Required Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by Parent's and Acquisition Sub's Boards of Directors, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except for the Parent Stockholders' Approval and the obtaining of the Parent Required Approvals. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and constitutes a valid and legally binding agreement of each of Parent and Acquisition Sub, enforceable against it in accordance with its terms.

            (b) Except as set forth in Section 5.4(b) of Parent's Disclosure Schedule, the execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the respective properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) subject to obtaining the Parent Required Approvals and the receipt of the Parent Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Parent Material Adverse Effect.

            (c) Except for (i) the filings, if any, by Parent required by Title II of the HSR Act, (ii) the filing of the Proxy Statement (as defined in Section 5.9) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various blue sky authorities, (iii) the filing of the Registration Statement (as defined in Section 5.9) with the SEC pursuant to the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various blue sky authorities, (iv) the making of the Merger Filing with the Secretary of State of the State of Ohio in connection with the Merger and (v) the listing with the Nasdaq SmallCap Market of the additional shares of Parent Common Stock to be issued in the Merger (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Parent Required Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent and Acquisition Sub or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, other than such filings, registrations, authorizations, consents or approvals, the failure of which to make or obtain, as the case may be, will not, in the aggregate, have a Parent Material Adverse Effect.

      Section 5.5 Reports and Financial Statements. Since December 31, 1995, Parent and each of its subsidiaries required to make filings under the Securities Act, the Exchange Act and applicable state laws and regulations, as the case may be, have filed all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them under the Securities Act, the Exchange Act and applicable laws and regulations of Parent's and its subsidiaries' jurisdictions of incorporation and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate acts, laws and regulations and the rules and regulations thereunder. Parent has previously delivered to the Company true and complete copies of its (a) Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K filed by Parent or any of its subsidiaries with the SEC under the Exchange Act since December 31, 1995, (b) proxy and information statements relating to all meetings of its stockholders (whether annual or special) and actions by written consent in lieu of a stockholders' meeting held or taken since December 31, 1995 and (c) all other reports or registration statements filed by Parent or any of its subsidiaries with the SEC under the Exchange Act or the Securities Act since December 31, 1995 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis, the consolidated financial position of Parent and its subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except as otherwise indicated therein or in the notes thereto or, in the case of audited financial statements, the related report of Parent's independent accountants, as the case may be), subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

      Section 5.6   Absence of Undisclosed Liabilities. Except as set forth in
Section 5.6 of Parent's Disclosure Schedule or in the Parent SEC Reports, neither Parent nor any of its subsidiaries had at December 31, 1997, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are accrued or reserved against in the financial statements of Parent included in Parent's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 or (b) which were incurred after December 31, 1997, and were incurred in the ordinary course of business and consistent with past practices and, in either case, except for any such liabilities, obligations or contingencies which (i) would not, in the aggregate, have a Parent Material Adverse Effect or (ii) have been discharged or paid in full prior to the date hereof.

      Section 5.7   Absence of Certain Changes or Events. Except as set forth in
Section 5.7 of Parent's Disclosure Schedule, since March 31, 1998 there has not been any material adverse change in the business (including, without limitation, any actual or threatened loss of significant customers or suppliers), operations, properties, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, and Parent and its subsidiaries have in all material respects conducted their respective businesses in the ordinary course consistent with past practice.

      Section 5.8 Litigation. Except as disclosed in Section 5.8 of Parent's Disclosure Schedule or in the Parent SEC Reports, (a) there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened, nor to the knowledge of Parent are there any investigations or reviews pending or threatened, against, relating to or affecting Parent or any of its subsidiaries, which, if adversely determined, could have a Parent Material Adverse Effect; (b) there have not been any developments since March 31, 1998 with respect to such claims, suits, actions, proceedings, investigations or reviews which, individually or in the aggregate, may have a Parent Material Adverse Effect; and (c) except as contemplated by the Parent Required Approvals, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or may have a Parent Material Adverse Effect.

      Section 5.9 Proxy Statement. The proxy statement to be distributed in connection with the Parent Stockholders' Meeting (the "Proxy Statement") and which shall be included in the Registration Statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") will not at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement or any amendment or supplement thereto or any earlier communication to stockholders of Parent with respect to the transactions contemplated by this Agreement. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation is made by Parent with respect to information supplied by the Company or its representatives specifically for inclusion in the Proxy Statement.

      Section 5.10 No Violation of Law. Except as set forth in Section 5.10 of Parent's Disclosure Schedule, neither Parent nor any of its subsidiaries is in violation of, or, to the knowledge of Parent, is under investigation with respect to, or has been given notice of or been charged with, any violation of any law, statute, order, rule, regulation, ordinance, or judgment of any governmental or regulatory body or authority, except for violations which in the aggregate do not have a Parent Material Adverse Effect. Parent and its subsidiaries have all material permits, licenses, franchises and other governmental authorizations, consents and approvals (the "Parent Government Approvals") necessary to conduct their businesses as presently conducted and all such Parent Government Approvals shall continue in full force and effect after the Merger.

      Section 5.11 Compliance with Agreements. Except as already set forth in the Parent SEC Documents, Section 5.11 of Parent's Disclosure Schedule sets forth as of the date hereof a list of all leases for real property, all material leases for personal property and all material contracts to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of its assets is bound or subject. Except as set forth in Section 5.11 of Parent's Disclosure Schedule, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the respective charters or by-laws of Parent or any of its subsidiaries or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and defaults, in the case of this clause
(ii) would have, in the aggregate, a Parent Material Adverse Effect.

         Section 5.12 Taxes. Parent and its subsidiaries have duly filed with the appropriate federal, state, local, and foreign taxing authorities all tax returns required to be filed by them on or prior to the Effective Time and such tax returns are true and complete in all material respects. Parent and its subsidiaries have duly paid in full or made adequate provision for the payment of all taxes for all periods ending at or prior to the Effective Time. The liabilities and reserves for taxes reflected in Parent's consolidated financial statements described in Section 5.5 are adequate to cover all taxes which are or may become payable with respect to all periods covered by such financial statements. Except as set forth in Section 5.12 of Parent's Disclosure Schedule,
(i) there are no material liens for taxes upon any property or asset of Parent or any subsidiary thereof, except for (x) liens for taxes not yet due and (y) any such liens for taxes shown on such Section 5.12 of Parent's Disclosure Schedule, which are being contested in good faith through appropriate proceedings; (ii) Parent has not made any change in accounting method, received a ruling from any taxing authority or signed an agreement with any taxing authority which will materially and adversely affect Parent in future periods;
(iii) during the past three years neither Parent nor any of its subsidiaries has received any notice of deficiency, proposed deficiency or assessment from any governmental taxing authority with respect to taxes of Parent or any of its subsidiaries, except any such notice of deficiency, proposed deficiency or assessment which will not in the aggregate cause a Parent Material Adverse Effect, and, any such deficiency or assessment shown on such Section 5.12 of Parent's Disclosure Schedule has been paid or is being contested in good faith through appropriate proceedings; (iv) the income tax returns for Parent and its subsidiaries are not currently the subject of any audit by the IRS or any other national taxing authority, and such federal income tax returns have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal taxes for such periods have expired) for all periods through and including December 31, 1993 and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (v) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes or deficiencies against Parent or any of its subsidiaries, and no power of attorney granted by either Parent or any of its subsidiaries with respect to any taxes is currently in force; and (vi) neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of taxes. Neither Parent nor any of its subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

      Section 5.13 Employee Benefit Plans; ERISA. (a) Section 5.13 of Parent's Disclosure Schedule lists all material employee benefit plans, employment contracts or other arrangements for the provision of benefits for employees or former employees of Parent and its subsidiaries and neither Parent nor its subsidiaries have any commitment to create any additional plan, contract or arrangement or to amend any such plan, contract or arrangement so as to increase benefits thereunder, except as required under existing collective bargaining agreements. Section 5.13(a) of Parent's Disclosure Schedule identifies all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering current or former employees of Parent and its subsidiaries (the "Parent Plans"), other than the Parent Plans which are described in the Parent SEC Reports. A true and correct copy of each of the employee benefit plans, employment contracts and other arrangements for the provision of benefits for employees and former employees of Parent and its subsidiaries described in the Parent Plans listed on Section 5.13(a) of Parent's Disclosure Schedule, except for any multiemployer plans, and all contracts relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements), each as will be in effect at the Effective Time, has been provided to the Company. A true and correct copy of the most recent annual report, actuarial report, summary plan description, and IRS determination letter with respect to each such Parent Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded plan, Parent Plan, or benefit arrangement has been provided to the Company by Parent, and there have been no material changes in the financial condition in the respective plans, Parent Plans or benefit arrangements from that stated in such annual report and actuarial reports.

            (b) Except as set forth in Section 5.13(b) of Parent's Disclosure Schedule, (i) there have been no prohibited transactions within the meaning of
Section 406 of ERISA or Section 4975 of the Code with respect to any of the Parent Plans which, assuming that the taxable period of such transaction expired as of the date hereof, could subject Parent or its subsidiaries to a material tax or penalty under Section 502(i) of ERISA or Section 4975 of the Code; (ii) no liability (except for premiums due) has been or is expected to be incurred by Parent or any of its subsidiaries under Title IV of ERISA with respect to any of the Parent Plans or with respect to any ongoing, frozen or terminated "single employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any of them, or by any entity which is considered a single employer with Parent under Section 4001 of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate"); (iii) all amounts which Parent or its subsidiaries are required to pay as contributions to the Parent Plans have been timely made or have been reflected in the financial statements described in
Section 5.5; (iv) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (v) the current value of all "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions used in the Plan's most recent actuarial valuation) under each of the Parent Plans which is subject to Title IV of ERISA did not exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount disclosed in Section 5.13(b) of Parent's Disclosure Schedule; (vi) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, the reporting and disclosure requirements of Part 1 of Subtitle I of ERISA and the group health plan continuation requirements of
Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA; (vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and Parent is not aware of any circumstances likely to result in revocation of any such determination; (viii) there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course; (ix) no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has been required to be filed for any of the Parent Plans;
(x) neither Parent nor any of its
subsidiaries is a party to, nor participates in or has any liability or contingent liability with respect to, any multiemployer plan (regardless of whether based on contributions of a Parent ERISA affiliate); and (xi) neither Parent nor its subsidiaries has any liability or contingent liability for retiree life and health benefits under any of the Parent Plans other than statutory liability for providing group health plan continuation coverage under
Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except as set forth in Section 5.13(b) of Parent's Disclosure Schedule.

            (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will accelerate benefits or any payments under any Parent employee agreement, plan or arrangement.

      Section 5.14 Material Defaults. Except as set forth in Section 5.14 of Parent's Disclosure Schedule, neither Parent nor any of its subsidiaries is, or has received any notice or has any knowledge that Parent or any subsidiary is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or their respective assets, business, or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Parent Material Adverse Effect; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      Section 5.15 Labor Matters. Except as set forth in Section 5.15 of Parent's Disclosure Schedule, there are no material controversies pending or, to the knowledge of Parent, threatened between Parent or any of its subsidiaries and any representatives of its employees, and, to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent or its subsidiaries. Parent and its subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and no person has, to the knowledge of Parent, asserted that Parent or any of its subsidiaries is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

      Section 5.16  Environmental Matters.

            (a) Except as set forth in the Section 5.16(a) of Parent's Disclosure Schedule, Parent and its subsidiaries have complied in all respects with all Environmental Laws (as defined in Section 5.16(g)). Parent and its subsidiaries have obtained and will maintain through the Closing Date all permits, licenses, certificates and other authorizations which are required with respect to its operation under any Environmental Laws and all such permits, licenses, certificates and other authorizations are listed on Section 5.16(a) of Parent's Disclosure Schedule.

            (b) Except as set forth in Section 5.16(b) of Parent's Disclosure Schedule, Parent and its subsidiaries are in compliance in all respects with all permits, licenses and authorizations required by any Environmental Laws, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Parent thereunder. All products sold and services provided by Parent and its subsidiaries prior to the date hereof are in compliance with all Environmental Laws applicable thereto and all such products and services so sold or provided prior to the Closing Date will as of such date be in compliance with all Environmental Laws applicable thereto. Parent has hereto delivered to the Company true and complete copies of all environmental studies made in the last ten years relating to the business or assets of Parent and its subsidiaries.

            (c) Except as set forth in Section 5.16(c) of Parent's Disclosure Schedule, there is no pending or, to Parent's knowledge, threatened, civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to Parent or its subsidiaries, their respective businesses or assets, the products they have sold or the services they have provided relating in any way to any Environmental Laws or any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Parent or its subsidiaries thereunder.

            (d) Except as set forth in Section 5.16(d) of Parent's Disclosure Schedule, there are no past or present (or, to the knowledge of Parent, anticipated) events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Parent or its subsidiaries with any Environmental Laws or with any regulation or code promulgated or approved under the Environmental Laws, or any plan, order, decree, judgment, injunction, notice or demand letter issued to or entered against Parent or its subsidiaries thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the sale, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by Parent or its subsidiaries of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

            (e) Except as set forth in Section 5.16(e) of Parent's Disclosure Schedule and except in accordance with a valid governmental permit, license, certificate or approval listed in Section 5.16(e) of Parent's Disclosure Schedule there has not been by Parent or its subsidiaries, from any of their assets, from any site at which any of such assets were or are located, any emission, spill, release or discharge into or upon (i) the air, (ii) soils or improvements, (iii) surface or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such asset of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets (any of which events in hereinafter referred to as "Hazardous Discharge").

            (f) Prior to the Closing Date, there shall not occur, by Parent or its subsidiaries, any Hazardous Discharge (except in accordance with a valid governmental permit, license, certificate or approval listed in Section 5.16(f) of Parent's Disclosure Schedule).

            (g) As used in this Agreement, the term "Environmental Laws" means all federal, state, local and foreign environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated under the Environmental Laws, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the sale, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes. As used in this Agreement, the term "hazardous substances or wastes" includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C ss. 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to
Section 3001 of the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; and (vii) waste oil.

      Section 5.17 Certain Business Practices. As of the date of this Agreement, except for such action which would not have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries nor any directors, officers, agents, or employees of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

      Section 5.18 No Excess Parachute Payments. Sections 5.13(a), 5.13(b), and 5.13(c) of Parent's Disclosure Schedule set forth all written contracts, arrangements, or undertakings pursuant to which any person may receive any amount or entitlement from Parent or the Surviving Corporation or any of their respective subsidiaries (including cash or property or the vesting of property) that may be characterized as an "excess parachute payment" as such term is defined in Section 280G(B)(1) of the Code as a result of any of the transactions being contemplated by this Agreement. No person is entitled to receive any additional payment from Parent, any of its subsidiaries, or any other person (a "Parachute Gross-Up Payment") in the event that the 20 percent parachute excise tax of Section 4999(a) of the Code is imposed on such person. Parent's Board of Directors has not, during the six months prior to the date of this Agreement, granted to any officer, director, or employee of Parent any right to receive any Parachute Gross-Up Payment.

      Section 5.19 Trademarks, etc. Section 5.19 of Parent's Disclosure Schedule sets forth a true and complete list of all patents, trademarks (registered or unregistered), trade names, service marks, and registered copyrights and applications therefor ("Intellectual Property Rights") owned, used or filed by or licensed to Parent and its subsidiaries and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Section 5.19 of Parent's Disclosure Schedule, the Intellectual Property Rights which are trademark or copyright registrations and issued patents are valid and in good standing, and are owned by Parent or its subsidiaries, free and clear of all liens, encumbrances, equities, or claims and, along with applications therefor, are not involved in any interferences, litigations, oppositions, or cancellation proceedings. Parent or its subsidiaries owns or has the right to use, without payment to any other party, the patents, trademarks, trade names, service marks, copyrights, and applications therefor referred to in Parent's Disclosure Schedule or otherwise used by Parent or its subsidiaries, and the consummation of the transactions contemplated hereby will not alter or impair such rights in any material respect. Except as set forth in Section 5.19 of Parent's Disclosure Schedule, neither Parent nor any of its subsidiaries is a licensor or licensee in respect of any Intellectual Property Rights, nor has it granted any rights thereto or interest therein to any person or entity. Except as set forth in Section 5.19 of Parent's Disclosure Schedule, no claims are pending or threatened by any person with respect to the ownership, validity, enforceability, or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing, which claims reasonably could be expected to have a Parent Material Adverse Effect. Parent and its subsidiaries shall make all required filings to ensure the continued validity and enforceability of its Intellectual Property Rights up to the Effective Time.

      Section 5.20 State Takeover Statutes. Parent's Board of Directors has approved the Merger and the Merger is exempt from the provisions of Section 912 of the New York Business Corporation Law and Chapter 1704 of the GCL.

      Section 5.21 Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding Parent Common Stock is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Merger.

      Section 5.22 Registration Statement. The prospectus forming part of the Registration Statement will not, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event with respect to Parent or any of its subsidiaries or their respective officers and directors should occur which is required to be described in an amendment or supplement to such prospectus, such event shall be so described and such description in such amendment or supplement of such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or in the prospectus or necessary in order to make the statements therein or in the prospectus, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent with respect to information other than information supplied by Parent or Acquisition Sub or their representatives specifically for inclusion therein.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
--------------------------------------

      Section 6.1 Conduct of Business by Parent Pending the Merger. Except as set forth in Section 6.1 of Parent's Disclosure Schedule or as otherwise contemplated by this Agreement, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless otherwise agreed in writing by the Company, Parent shall and shall cause each of its subsidiaries to:

            (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

            (b) not (i) amend or propose to amend their respective charters or by-laws; (ii) split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; or (iii) knowingly take any action which would result in a failure to maintain the trading of Parent Common Stock on the Nasdaq SmallCap Market;

            (c) not (i) except for the issuance of shares of common stock upon the exercise of currently outstanding stock options or warrants, authorize the issuance of, issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock,
(ii) sell (including, without limitation, by sale/leaseback), pledge, dispose of, license or encumber any material assets (including, without limitation, intellectual property), or any interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of their capital stock, other than in accordance with the governing terms of such securities or (y) long-term debt, other than as required by the governing instruments relating thereto; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (d) use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with them;

            (e) confer on a regular and frequent basis with one or more representatives of the Company to discuss operational matters of materiality and the general status of ongoing operations;

            (f) promptly notify the Company of any significant changes in the business, properties, assets, financial condition, or results of operations of Parent and its subsidiaries taken as a whole;

            (g) not acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any person not a party to this Agreement, whether by merger, purchase of assets, tender offer or otherwise;

            (h) not, directly or indirectly, through any officer, director, employee, representative, agent, or otherwise, solicit, initiate or encourage, including by way of furnishing information, or take any other action to facilitate, the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange
Act) or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, or any merger or other business combination with, Parent or any of its subsidiaries (collectively, an "Acquisition Transaction") or participate in any discussion or negotiations regarding any Acquisition Transaction; provided, however, that if Parent's Board of Directors determines in good faith, after consultation with and based on the written advice of outside counsel that it is required to do so in order to comply with its fiduciary obligations to its stockholders under New York law, (a) following receipt of a bona fide unsolicited written offer to consummate an Acquisition Transaction, Parent may take and disclose to its stockholders the position of Parent's Board of Directors contemplated by Rule 14e-2 under the Exchange Act or otherwise make appropriate disclosures to its stockholders, (b) Parent may furnish or cause to be furnished information concerning its business, properties or assets to a bona fide third party on terms substantially similar to those set forth in the letter agreement entered into in July 1998 between Parent and the Company (the "Confidentiality Agreement"), and (c) Parent may engage in discussions or negotiations with a third party concerning an Acquisition Transaction with respect to Parent, provided that Parent shall notify the Company promptly (orally and in writing) of any such offer, the material terms of such offer and the identity of the person making the offer, and shall keep the Company informed as to the status and details of the offer;

            (i) not enter into or amend any employment, severance, or special pay arrangement with respect to termination of employment, or other similar arrangement or agreement with any directors, officers or key employees;

            (j) not adopt, enter into or amend any bonus, profit sharing, compensation (except ordinary course salary adjustments consistent with historic practice), stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

            (k) maintain with financially responsible insurance companies, insurance on Parent's and its subsidiaries' tangible assets and businesses in such amounts and against such risks and losses as are consistent with past practice and customary for companies engaged in the businesses engaged in by Parent and its subsidiaries;

            (l) not introduce any new product or plan which would substantially increase the risk exposure of Parent and its subsidiaries taken as a whole;

            (m) not enter into any material arrangement, agreement, or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on Parent or substantially less advantageous to Parent than arrangements, agreements, or contracts existing on the date hereof;

            (n) not establish any new lines of credit or other credit facilities or incur any indebtedness other than pursuant to existing credit facilities, except for trade liabilities incurred in the ordinary course of business;

            (o) not make or agree to make any new capital expenditure or expenditures that, individually, exceeds $5,000 or, in the aggregate, exceed $10,000;

            (p) not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereof) of Parent, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

            (q) not adopt any material change in Parent's accounting policies, practices or procedures, other than in the ordinary course of business consistent with past practice or as required by the SEC or by law; and

            (r) not agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Article V untrue or incorrect in any material respect as of the time of the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS
---------------------

      Section 7.1 Access to Information. (a) The Company and its subsidiaries shall afford to Parent and Acquisition Sub and their accountants, counsel, and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and during such period, shall furnish promptly to Parent and Acquisition Sub (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or the HSR Act or filed or received by any of them with or from the SEC, Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and (ii) all other information concerning their respective businesses, properties and personnel as Parent and Acquisition Sub may reasonably request; provided, however, that no investigation pursuant to this Section 7.1(a) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Company and its subsidiaries shall promptly advise Parent in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Company Material Adverse Effect.

            (b) Parent and its subsidiaries shall afford to the Company and its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to the Company (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or the HSR Act or filed or received by any of them with or from the SEC, FTC or DOJ and (ii) all other information concerning their respective businesses, properties and personnel as the Company may reasonably request; provided, however, that no investigation pursuant to this Section 7.1(b) shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall promptly advise the Company in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a Parent Material Adverse Effect. Parent shall furnish to the Company promptly after available the audited financial statements of the Parent for the year ending December 31, 1998.

            (c) Any information received pursuant to Sections 7.1(a) and 7.1(b) above shall be considered Evaluation Material (as defined in the Confidentiality Agreement), and such information shall be held in confidence by Parent, Acquisition Sub and the Company in accordance with the terms of the Confidentiality Agreement.

      Section 7.2 Registration Statement and Proxy Statement. Parent shall prepare and file with the SEC as soon as reasonably practicable after this Agreement has been approved by the board of directors and stockholders of the Company, the Proxy Statement and the Registration Statement (in which the Proxy Statement shall be included) and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock in the Merger; provided, however, that with respect to such blue sky qualifications neither Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action which would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions relating to or arising solely from the offer and sale of Parent Common Stock. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence. The information provided and to be provided by each of the Company and Parent (and by their auditors, attorneys, financial advisors or other consultants or advisors) to the other for use in the Registration Statement and Proxy Statement shall be true and complete in all material respects without omission of any material fact which is required to make such information not false or misleading as of the date the Registration Statement becomes effective, the date of the Proxy Statement and the Effective Time. The Proxy Statement shall include the recommendation of Parent's Board of Directors in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the directors of Parent, as determined pursuant to Section 6.1(h).

      Section 7.3 Stockholders' Approval. After approval of this Agreement by the board of directors and stockholders of the Company, Parent shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a special meeting of its stockholders (the "Parent Stockholders' Meeting") to be held as soon as practicable after the Registration Statement is declared effective by the SEC and, subject to the fiduciary duties of Parent's Board of Directors pursuant to Section 6.1(h), shall use its best efforts to obtain stockholder approval (the "Parent Stockholders' Approval") of this Agreement and the transactions contemplated hereby in accordance with
Section 5.21. Parent shall, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated by this Agreement. The transactions contemplated hereby shall include (a) the amendment to the Certificate of Incorporation of the Parent to increase its authorized shares of Common Stock to a number sufficient to issue the Merger Consideration and (b) approval of the issuance of warrants by the Parent to David A. Belford.

      Section 7.4 Compliance with the Securities Act. The Company shall use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (an "Affiliate"), of the Company to deliver to Parent and the Company on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-merger combined operations of Parent and the Company have been filed with the SEC, sent to shareholders of Parent or otherwise publicly issued.

      Section 7.5 Nasdaq SmallCap Market. Parent shall use its best efforts to obtain the listing on Nasdaq SmallCap Market, at or before the Effective Time, of the additional shares of Parent Common Stock to be issued pursuant to the Merger.

      Section 7.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however that all costs and expenses relating to the HSR Act and to printing, filing and mailing the Registration Statement, the Proxy Statement and any other filings with the SEC and all SEC and other regulatory filing fees incurred in connection with such filings shall be borne 50% by Parent and 50% by the Company.

      Section 7.7 Agreement to Cooperate. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters (including, but not limited to, required approvals under applicable New York and Ohio state laws and regulations), to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible). Each party hereto agrees to allow the other to review each regulatory filing made by such party prior to the filing thereof during the term of this Agreement.

      Section 7.8 Public Statements. The parties shall release a mutually agreed upon press release immediately upon the signing of this Agreement. None of the parties hereto shall issue any press release or make any other public statements, in each case relating to or connected with or arising out of this Agreement or the matters contained therein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, provided, however, that nothing herein shall prevent any party from making any disclosures required by applicable law or regulation (including regulation of the SEC and the Nasdaq SmallCap Market).

      Section 7.9 Accountants' Letters. Each of Parent and the Company shall use its best efforts to cause to be delivered to the other letters of Arthur Andersen LLP and Ehrenkrantz Sterling & Co., LLC, independent auditors for the Company and the Parent, respectively, dated the date of the Proxy Statement, the effective date of the Registration Statement and the Effective Time (or such other dates reasonably acceptable to the parties) with respect to certain financial statements and other financial information included in the Registration Statement, which letters shall be in customary form and substance reasonably satisfactory to the addressee.

      Section 7.10 Indemnification of Certain Officers and Directors. To the extent permitted by applicable law, Parent and Acquisition Sub agree that all rights to indemnification from the Company or any subsidiary of the Company now existing in favor of the directors, officers, employees or agents of the Company and any subsidiary of the Company as provided in their respective charters or by-laws, as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect and be honored by Parent, Acquisition Sub and the Surviving Corporation for a period of not less than six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all such rights shall continue until final disposition of any such claim or claims.

      Section 7.11 Tax Treatment. Each of Parent, Acquisition Sub and the Company will use its reasonable best efforts to cause the Forward Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      Section 7.12 Reverse Merger. In the event a decision is made to structure the Merger as a Reverse Merger pursuant to Section 1.1, Parent agrees to cause a merger agreement conforming to Section 1701.78 of the GCL and effecting the terms hereof to be adopted by Acquisition Sub. The Company agrees in such case to enter into such merger agreement.

      Section 7.13 Indemnification. (a) The Certificate of Incorporation and By-Laws of the Parent and Surviving Corporation shall contain the provisions with respect to indemnification set forth in their respective Certificates of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under such Certificates of Incorporation or By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

            (b) From and after the Effective Time, the Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, agents and employees of the Parent, the Surviving Corporation and the Company and their subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer, agent or employee of the Parent, the Surviving Corporation, the Company or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under law (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by law).

            (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties relating to such claim (which counsel shall be reasonably acceptable to Parent) and (ii) the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 7.13, upon learning of any such Claim, shall promptly notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.13, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by law. Notwithstanding anything contained herein to the contrary, the Surviving Corporation shall not be obligated pursuant to this Section 7.13 to pay the fees and expenses of more than one law firm (in addition to any appropriate local counsel) for all Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties), a conflict on any significant issue between the positions of any two or more of such

Indemnified Parties, in which event, any additional counsel as may be reasonably required and shall be reasonably satisfactory to Parent may be retained by such Indemnified Parties.

            (d) For a period of three years after the Effective Time, the Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Parent (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.13(d) more than an amount equal to 150% of current annual premiums paid by Parent for such insurance.

            (e) This Section 7.13 shall survive the consummation of the Merger and is intended for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Acquisition Sub and the Surviving Corporation and their respective successors and assigns.

ARTICLE VIII

CONDITIONS
----------

      Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of Parent pursuant to Section 5.21;

            (b) The additional shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq SmallCap Market;

            (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no additional requirements relating thereto shall be applicable;

            (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

            (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all reasonable efforts to have any such injunction, order or decree lifted);

            (f) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger or that would have a material adverse effect on the prospects of the Surviving Corporation; and

            (g) All governmental consents and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the DOJ, FTC and the SEC, shall have been obtained and be in effect at the Effective Time on terms and conditions that would not have a material adverse effect on the prospects of the Surviving Corporation.

      Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

            (a) Parent and Acquisition Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties made by Parent and Acquisition Sub herein that are qualified as to materiality shall be true and correct in all respects in accordance with their terms, and the representations and warranties made by such parties herein that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement, and except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date, and the Company shall have received a certificate of the President or the Chief Financial Officer of each of Parent and Acquisition Sub to that effect;

            (b) The Company shall have received an opinion addressed to the Company from existing counsel to Parent and Acquisition Sub, or other counsel reasonably acceptable to the Company, dated the Closing Date;

            (c) The Company shall have received the letter of Ehrenkrantz Sterling & Co., LLC contemplated by Section 7.9;

            (d) The Affiliate Agreements required to be delivered to the Company pursuant to Section 7.4 shall have been furnished as required by Section 7.4;

            (e) Parent shall have delivered to the Company at or prior to the Effective Time such other documents (including certificates of officers of Parent) as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement;

            (f) Between the date of this Agreement and the Closing Date, there shall have been no event with respect to Parent or any subsidiary of Parent having or reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

            (g) The employment agreement of Theodore Shapiro shall have been terminated, Mr. Shapiro shall be entitled to receive an aggregate of $186,000 payable in equal monthly installments commencing January 1, 1999, the Parent shall continue to pay for his health insurance benefits until January 31, 2000 and the Parent shall continue to pay $500 per month for an automobile allowance until March 1, 2001; and

            (h) The Board of Directors and stockholders of the Company shall have approved this Agreement within five business days after the Company's receipt of the audited financial statements of the Parent for the year ending December 31, 1998.

      Section 8.3 Conditions to Obligation of Parent and Acquisition Sub to Effect the Merger. The obligation of Parent and Acquisition Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

            (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties made by the Company herein that are qualified as to materiality shall be true and correct in all respects in accordance with their terms, and the representations and warranties made by such parties herein that are not so qualified shall be true and correct in all material respects, in each case on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement, and except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct on and as of such earlier date, and Parent and Acquisition Sub shall have received a Certificate of the President of the Company to that effect;

            (b) Parent and Acquisition Sub shall have received an opinion from Stroock & Stroock & Lavan LLP, counsel to the Company, or other counsel reasonably acceptable to Parent and Acquisition Sub, dated the Closing Date;

            (c) Parent and Acquisition Sub shall have received the letters of Arthur Andersen LLP contemplated by Section 7.9;

            (d) The employment agreement of Theodore Shapiro shall have been terminated as set forth in Section 8.2(g);

            (e) The Affiliate Agreements required to be delivered to Parent pursuant to Section 7.4 shall have been furnished as required by Section 7.4.

            (f) The Company shall have delivered to Parent at or prior to the Effective Time such other documents (including certificates of officers of the Company) as Parent may reasonably request in order to enable Parent to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement; and

            (g) Between the date of this Agreement and the Closing Date, there shall have been no event with respect to the Company or any subsidiary of the Company having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
---------------------------------

      Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders or Parent:

            (a)   by mutual written consent of Parent and the Company; or

            (b) by either Parent or the Company if (i) the Merger shall not have been consummated on or before June 30, 1999 (the "Termination Date"), (ii) the requisite vote of the stockholders of Parent to approve this Agreement pursuant to Section 8.1(a) and the transactions contemplated hereby shall not be obtained at the Parent Stockholders' Meeting, or any adjournments thereof, (iii) any governmental or regulatory body, the consent of which is a condition to the obligations of Parent, Acquisition Sub and the Company to consummate the transactions contemplated hereby, shall have determined not to grant its consent and any appeals of such determination shall have been taken and have been unsuccessful or such body shall have imposed conditions or limitations on its consent that would have a material adverse effect on the prospects of the Surviving Corporation and any appeals from such imposition shall have been taken and have been unsuccessful, or (iv) any court of competent jurisdiction in the United States, or any state or any country in which there is a subsidiary of Parent or the Company, shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

            (c) by the Company (i) if Parent's Board of Directors shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby or shall have failed to reaffirm such approval or recommendation upon the Company's request, or shall have resolved to do any of the foregoing, (ii) if Parent or any of the other persons or entities described in Section 6.1(c) or 6.1(h) shall take any of the actions that would be proscribed by Section 6.1(c) or 6.1(h) but for the proviso in Section 6.1(h) allowing certain actions to be taken if required by fiduciary duty upon advice of counsel, (iii) if there has been (x) a material breach of any covenant or agreement herein on the part of Parent or Acquisition Sub which has not been cured or adequate assurance of cure given, in either case within 15 business days following receipt of notice of such breach, or (y) a representation or warranty of Parent or Acquisition Sub herein is or becomes untrue or incorrect in a material respect which representation or warranty by its nature cannot be made true and correct in all material respects prior to the Termination Date or is not made true and correct prior to the Termination Date, (iv) if (x) Parent enters into an agreement with any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company whereby such entity or group would directly or indirectly acquire all or any substantial part of the assets or capital stock of Parent, whether by merger, share exchange, purchase of assets, consolidation, tender offer or otherwise or (y) any third party commences a tender or exchange offer for 20% or more of the Parent Common Stock and Parent's Board of Directors does not recommend, or ceases to recommend, to the stockholders of Parent that they reject such offer; or (v) the Board of Directors and stockholders of the Company shall not have approved this Agreement within five business days after the receipt by the Company of the audited financial statements of the Parent for the year ending December 31, 1998 or shall have voted against approval of this Agreement prior thereto.

            (d) by Parent if there has been (x) a material breach of any covenant or agreement herein on the part of the Company which has not been cured or adequate assurance of cure given, in either case within 15 business days following receipt of notice of such breach or (y) a representation or warranty of the Company herein is or becomes untrue or incorrect in a material respect which representation or warranty by its nature cannot be made true and correct in all material respects prior to the Termination Date or is not made true and correct prior to the Termination Date.

Notwithstanding the foregoing, if prior to the Closing Date, (i) any preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued, and remains in effect (each party agreeing to use all reasonable efforts to have any such injunction, order or decree lifted); (ii) any action shall have been taken, or any statute, rule or regulation shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger or that would have a material adverse effect on the prospects of the Surviving Corporation; or (iii) any governmental consents and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, including, without limitation, approval (if required) by the DOJ, FTC and the SEC, shall not have been obtained or not be in effect at the Effective Time on terms and conditions that would not have a material adverse effect on the prospects of the Surviving Corporation, the Termination Date shall be extended at the option of any party hereto for a period of up to 120 days. If, at the end of such 120-day period, the matters referred to in (i), (ii) or (iii) shall not have been satisfied to each party's reasonable satisfaction, either party may terminate this Agreement pursuant to the applicable provisions of this Section 9.1.

      Section 9.2   Effect of Termination.

            (a) In the event of termination of this Agreement by either Parent, Acquisition Sub or the Company as provided in Section 9.1 or any breach of any party or any failure of condition giving rise to a right to terminate this Agreement, there shall be no liability on the part of either the Company, Parent or Acquisition Sub or their respective officers or directors except as set forth in this Section 9.2.

            (b) If this Agreement is terminated pursuant to or as the result of the provisions of Sections 6.1(h) or 9.1(c)(i), (ii) or (iv), then concurrently with such termination

Parent shall pay to the Company in cash a fee (the "Termination Fee") equal to the greater of (i) $1,000,000 or (ii) 25% of the consideration in such Acquisition Transaction over $10 million. In addition, Parent shall pay to the Company in cash all reasonable out-of-pocket expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement (the "Expense Reimbursement"), including but not limited to, reasonable attorneys', accountants' and advisors' fees and expenses and financing commitment fees. In addition, if the Agreement is terminated for any reason other than pursuant to
Section 9.1(d) hereof, then Parent shall pay to the Company (x) concurrently with such termination the Expense Reimbursement and (y) if an Acquisition Transaction is consummated within twelve months after such termination, concurrently with such consummation the Termination Fee.

            (c) The agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages or other appropriate payments and not a penalty. If a party fails promptly pay to perform in accordance with Article IX, such party shall pay the costs and expenses (including legal fees and expenses) of the other party in connection with any action, including the filing of any lawsuit or other legal action, taken to enforce the terms of this Agreement. Payments under this Section shall be made within five business days after termination of this Agreement.

      Section 9.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the stockholders of Parent, but, after any such approval, no amendment shall be made which (a) changes the Merger Consideration or (b) changes any of the other principal terms of this Agreement, in each case, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of each of the parties.


ARTICLE X

GENERAL PROVISIONS
------------------

      Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement shall survive the Merger, except for the agreements contained in this Section 10.1,
Article III, and in Sections 2.2, 7.1(c), 7.6, 7.8, 7.10, 7.13 and Article IX. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

      Section 10.2 Brokers. The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent and Acquisition Sub represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

      Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   If to the Company, to:

            Nationwide Warehouse & Storage, Inc.
            2097 South Hamilton Road, 2nd Floor
            Columbus, Ohio  43232
            Attn.:  David A. Belford

            with a copy to:


            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York  10038
            Attn.: Martin H. Neidell

      (b)   If to Acquisition Sub or the Parent, to:

            Room Plus, Inc.
            91 Michigan Avenue
            Paterson, New Jersey  07503
            Attn.:  Marc Zucker


      Section 10.4 General Terms. The following definitions shall apply to the extent not otherwise defined, or used in capitalized form, in this Agreement:

            (a) The terms "agreements" and "contracts" shall include any contract, purchase or sales order, franchise, insurance policy, license, undertaking, arrangement, understanding, commitment, document, lease, sublease, deed, mortgage, plan, indenture, bill of sale, assignment, proxy, voting trust or other agreement or instrument.

            (b) The term "approval" shall include any consent, waiver, license, permit, certificate or authorization.

            (c) The term "breach" shall include any default, event of default or event, occurrence, condition or act which, with notice or lapse of time or both, would constitute a breach, default, or event of default or give the other party or parties a right to accelerate any obligation under the applicable agreement.

            (d) The term "governmental authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

            (e) The term "law" shall mean, unless specifically stated otherwise herein, laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and government policies.

            (f) The terms "liability" and "liabilities" shall include any direct or indirect indebtedness, claim, loss, damage, penalty, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, duties or guarantee, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, matured or unmatured or secured or unsecured.

            (g) The term "person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or other legal body thereof.

            (h) The term "subsidiary" shall include each entity controlled by the Company or Parent, as the case may be.

            (i) The term "transfer" shall include any sale, pledge, gift, assignment, conveyance, lease or disposition and the term "transferred" shall include sold, pledged, gave, assigned, conveyed, leased or disposed of.

      Section 10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      Section 10.6 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) together with the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law) and service of process may be made upon any party by using the notification procedure set forth in Section 10.3. References to Exhibits and Schedules shall be references to the exhibits of, and schedules, to this Agreement. Such Exhibits and Schedules form an integral part of this Agreement and are hereby incorporated in this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      Section 10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

            IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       ROOM PLUS, INC.


                                       By: /s/ Marc Zucker
                                           ---------------


                                       ROOM PLUS SUB, INC.


                                       By: /s/ Marc Zucker
                                           ---------------


                                       NATIONWIDE WAREHOUSE  & STORAGE, INC.



                                       By: /s/ David A. Belford
                                           --------------------